Exhibit 3.4

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       SOLAR SATELLITE COMMUNICATION, INC.


     Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Solar Satellite Communication, Inc.

     SECOND: A sufficient number of shares were voted by the shareholders of the Corporation on November 29, 1988 to adopt the following amendment to the Articles of Incorporation, in the manner prescribed by the Colorado Corporation Code, which provision is to replace Article VII of the Articles of Incorporation in its entirety.

                                   ARTICLE VII

     Article VII shall be revised to read as follows:

     The corporation has the right and/or duty to indemnify any person who is or was a director to the extent provided by statute.

     The corporation has the right and/or duty to indemnify any person who is or was an officer, employee or agent of the corporation who is not a director to the extent provided by law, or to a greater extent if consistent with law and if provided by resolution of the corporation's shareholders or directors, or in a contract.

     The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation and who while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of the statute.

     A director of the corporation shall not be personally liable to the corporation of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified under Section 7-5-114 of the Colorado Corporation Code, or (iv) for any transaction from which the director derived an





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improper personal benefit. If the Colorado Corporation Code is amended after this article is adopted to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

     Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     THIRD: The amendment does not provide for any exchange, reclassification, or cancellation of issued shares.

     FOURTH: The amendment does not effect any change in the amount of stated capital.

     On behalf of Solar Satellite Communication, Inc., Craig Kleinman and David
F. Butler, by their signatures set forth below, do hereby confirm, under penalties of perjury, that the foregoing Articles of Amendment to the Articles of Incorporation of Solar Satellite Communication, Inc. are a true and correct copy of said document.


                                      SOLAR SATELLITE COMMUNICATION, INC.



                                      By /s/  Craig Kleinman
                                        ----------------------------------------
                                            Craig Kleinman, President

                                        /s/  David f. Butler
                                        ----------------------------------------
                                            David F. Butler, Assistant Secretary




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